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                                                                     Exhibit 4.2

                    RESOLUTIONS OF THE PRICING COMMITTEE OF

                           THE BOARD OF DIRECTORS OF

                        UNIVERSAL HEALTH SERVICES, INC.

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               RESOLVED, that the form, terms and provisions of the Purchase
          Agreement between the Company and Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities Inc., UBS Warburg LLC and Banc of America Securities LLC (the "Initial Purchasers") providing for the purchase of $525,000,000 aggregate principal amount at maturity of the Company's convertible debentures due 2020 (the "Debentures") by the Initial Purchasers from the Company and granting such Initial Purchasers an over-allotment option for the purchase from the Company of up to an additional $61,992,000 principal amount at maturity of such Debentures (including the form, terms and provisions of the Registration Rights Agreement between the Company and the Initial Purchasers attached thereto as Exhibit A), a copy of which is attached hereto as Exhibit A, be, and hereby is, in all respects
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          approved; and it is further

               RESOLVED, that (a) the maturity date of the Debentures shall be June 23, 2020, (b) the Debentures shall be unsecured and unsubordinated obligations and will rank equally in right of payment with all of the Company's existing and future unsecured and unsubordinated indebtedness, (c) the Debentures shall accrue original issue discount while they remain outstanding which will begin to accrue on the issue date of the Debentures, (d) interest on the Debentures at the rate of .426% per year on the principal amount at maturity will be payable semiannually in arrears on June 23 and December 23 of each year, beginning December 23, 2000, in accordance with the Indenture, (e) the yield to maturity of the Debentures will be 5.00% per year, computed on a semiannual bond equivalent basis, calculated from June 23, 2000, (e) the Debentures shall be subject to optional redemption (as defined in the Indenture) by the Company on or after June 23, 2006, at redemption prices equal to the issue price of the debentures ($425.90) plus accrued original issue discount and accrued cash interest to the date of redemption, (f) the Debentures shall be subject to optional conversion (as defined in the Indenture) by the holder into 5.6024 shares of class B common stock per Debenture, or, at our option, cash in an amount equal to the value of such shares (such conversion rate being subject to adjustment in accordance with the terms of the Indenture), at any time before the